Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S 4 of Wyndham International, Inc. of our report dated March 15, 2005 relating to the financial statements and financial statement schedules and of our report dated April 8, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Dallas, Texas

May 2, 2005